Exhibit 21.1

SUBSIDIARIES OF VERSO PAPER CORP.

Subsidiary	Jurisdiction of Incorporation or Organization
Verso Paper Finance Holdings One LLC	Delaware
Verso Paper Finance Holdings LLC	Delaware
Verso Paper Holdings LLC	Delaware
Verso Paper Finance Holdings Inc.	Delaware
Verso Merger Sub Inc.	Delaware
Verso Paper LLC	Delaware
Verso Paper Inc.	Delaware
Verso Androscoggin LLC	Delaware
Verso Bucksport LLC	Delaware
Bucksport Leasing LLC	Delaware
Verso Maine Power Holdings LLC	Delaware
Verso Androscoggin Power LLC	Delaware
Verso Bucksport Power LLC	Delaware
Verso Maine Energy LLC	Delaware
Verso Quinnesec REP Holding Inc.	Delaware
Verso Quinnesec LLC	Delaware
Verso Quinnesec REP LLC	Delaware
Verso Sartell LLC	Delaware
Verso Fiber Farm LLC	Delaware
nexTier Solutions Corporation	California